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                                                                    EXHIBIT 99.1


                              FOR:         Drypers Corporation

                              APPROVED BY: Walter V. Klemp
                                           Chairman & Co-Chief
                                           Executive Officer
                                           (713) 869-8693

                              CONTACT:     Shannon Moody
                                           Morgen-Walke Associates
                                           (212) 850-5600



             DRYPERS CORPORATION ANNOUNCES COMPLETION OF FINANCING

     HOUSTON, TEXAS, March 18, 1998 -- Drypers Corporation (Nasdaq: DYPR) announced the closing of its private sale of $30 million aggregate principal amount of 10 1/4% Senior Notes due 2007 (the "10 1/4% Notes"). The 10 1/4% Notes were sold at 103.625% of par. The proceeds of this offering will be used to repay certain indebtedness, finance capital expenditures, and for general corporate purposes. The 10 1/4% Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such Act or an applicable exemption from registration.

     Drypers Corporation manufactures and markets disposable baby diapers and related products under the Drypers(R) and other brand names. The Company's products are sold through grocery stores and mass merchants throughout the United States, Latin America and other international markets. The Company also produces other branded and private label diapers and related products.


                               * * * * * * * * *

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the 10 1/4% Notes nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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